Exhibit 99.1

NEWS RELEASE

Contact:   Connie Chandler

Tele: 714-573-1115

Email: ir@srslabs.com

SRS LABS TO DIVEST OF SEMICONDUCTOR SUBSIDIARY TO FOCUS ON ITS AUDIO AND
VOICE TECHNOLOGY LICENSING BUSINESS

The company also has recorded a non-cash and non-recurring impairment related to its investment in an alliance with Coming Home Studios.

Santa Ana, Calif., March 1, 2006—SRS Labs (NASDAQ: SRSL), a leading provider of innovative audio and voice technology solutions, announced today that it intends to sell its Hong Kong-based semiconductor business, Valence Technology Limited, in order to focus increased management attention and financial resources on what it believes to be a large and expanding market opportunity for its licensing business. As a result of the decision to sell its semiconductor business, beginning with the first quarter ending March 31, 2006, SRS will account for that business segment as a discontinued operation.

The company also announced that it has recorded a $3.3 million asset impairment charge related to SRS’ investment in CHS/SRS LLC, a joint venture between the company and Coming Home Studios LLC. The original objective of this alliance, which was entered into in 2004, was to increase SRS’ brand awareness among consumers of the company’s surround sound technology. Unfortunately, the sales of the first three concert videos produced under the LLC were significantly lower than expected. As a result, SRS now believes that the investment is impaired.

According to Thomas C. K. Yuen, SRS’ chairman and chief executive officer, the company has made the decision going forward to focus its resources and management attention on maximizing its core licensing business, which it believes represents the most significant revenue and gross margin opportunity for SRS. “Our licensing business has shown year-over-year growth from 2000 to 2004, and for the nine months ended September 30, 2005, revenues for the licensing business increased approximately 30 percent to $10.5 million from $8.1 million during the same period in 2004. Sales in the licensing business continued to be strong during the fourth quarter ended December 31, 2005.

SRS Labs, Inc. 2909 Daimler Street, Santa Ana, CA  92705    Tel 949-442-1070    Fax 949-852-1099   www.srslabs.com

“This licensing business with its broad customer base, including such leading electronics manufacturers as Sony NEC, Samsung, Toshiba, HP, LG and Panasonic and spanning across multiple consumer markets such as home entertainment, portable media devices, PCs, personal telecommunications, and automotive, has significant potential for further growth,” Yuen said.

“Also, due to the high operating leverage of the business model of the licensing business with historical gross margins above 95 percent, we believe our increased focus and investment on this business will provide a sound basis for enhancing shareholder value. With the recent appointment of several new key executives, we believe we have a strong leadership team capable of achieving increased success in the marketplace.”

Over the years, SRS has acquired and developed a broad portfolio of audio and voice technology, and also holds over 100 patents or has patents pending underlying these technologies. More recently, the company has established an exceptionally strong presence among electronics manufacturers with a compelling brand awareness for its audio and voice technology solutions.

Yuen said, “We believe our innovative audio and sound solutions increasingly make them “must-have” features rather than discretionary enhancements in the minds of consumers. We have further expanded SRS’ presence in the marketplace by working with leading semiconductor suppliers to embed SRS’ technology in a significant majority of audio semiconductors and audio software in the marketplace.

“Even with our innovative and high-quality technology solutions and increased brand awareness, we estimate that our market penetration across our five major markets segments is currently less than five percent. Strategically and operationally, we want to concentrate our efforts going forward on maximizing our major opportunity with the licensing business as we transform our existing technologies into the next wave of applications for products in each of our five market segments. This includes new applications for  flat panel TVs, mobile phones, and entertainment PCs,”  Yuen said.

The company has engaged Kaufman Bros. in New York to assist it in facilitating the sale of Valence Technology with the goal of identifying a buyer that will continue to invest in the business and enable it to prosper.

SRS said that its board of directors also authorized management to take all reasonable steps to divest the company’s equity interest in the joint venture with Coming Home Studios. The impairment charge is preliminary and will be subject to audit procedures performed by the company’s public accounting firm. Because the impairment does not relate to cash charges, SRS does not expect the impairment charge will result in future cash expenditures, except for certain legal and accounting expenses related to the disposition of the company’s interest  in the joint venture.

For more information related to the sale of Valence, the impairment of the equity interest in the joint venture with Coming Home Studios and the possible divestiture of the company’s equity interest in the joint venture, refer to the company’s current report filed on Form 8-K filed with the Securities and Exchange Commission on March 1, 2006.

SRS also said it will host a conference call and webcast to review its 2005 fourth quarter and year-end results on Tuesday, March 14 at 2 p.m. Pacific Time (5 p.m. Eastern Time). The company’s financial results are expected to be released at 1:30 p.m. Pacific Time (4:30 Eastern Time) the same day and will be posted on the company’s website at www.srslabs.com.

DETAILS

WHAT

SRS Labs 2005 fourth quarter and year-end financial results conference call and webcast

DATE

Tuesday, March 14, 2006

TIME

2 p.m. Pacific Time (5 p.m. Eastern Time)

HOW

The dial-in number for the call in North America is 866-259-6033  and 703-639-1219 for international callers. The call will also be webcast live over the Internet. Simply log-on to www.srslabs.com.

REPLAYS

The webcast will be archived on the company’s website for 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 5 p.m. Pacific Time on March 14. The audio replay dial-in number for North American is 866-837-8032 and 703-925-2474 for international callers. The replay pass code is 867016.

About SRS Labs, Inc.

SRS Labs is a recognized leader in the advancement of audio and voice technology. The company works with the world’s top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS Labs’ technologies can be heard through products ranging from televisions, LCD and plasma monitors, cell phones, MP3 players, car audio systems, and notebook and desktop computers. The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs’ technologies. Valence Technology Limited, a Hong-Kong based subsidiary of SRS Labs, is a semiconductor company that designs and sells custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the aforementioned website is not incorporated by reference into this press release.

Except for historical information contained in this release, statements in this release, including those of Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to, management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. Some of these factors include uncertainties related to the sale of Valence Technology Limited and the divestiture of the company’s equity investment in the joint venture, the general market conditions concerning the semiconductor business, the acceptance of new SRS Labs’ products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the company, general business and economic conditions, especially in Asia, and other factors detailed in the company’s Form 10-K and other periodic reports filed with the SEC. SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.